Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is by and between Paul F. Hickey (“Employee”) and ReShape Lifesciences Inc., a Delaware corporation (“Employer”) (collectively referred to herein as the “Parties”), effective as November 1, 2022.

RECITALS

WHEREAS, the Employer and Employee wish to have an employment relationship for their mutual benefit;

WHEREAS, the Employer and the Employee wish to enter into this Agreement setting forth the terms and conditions upon which Employee will be employed by Employer;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged Employer and the Employee, the Parties hereby covenant and agree as follows:

ARTICLE 1 - DEFINITIONS

1.1Definitions.  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)	“Affiliate” of a person or entity means any person that directly or indirectly controls, is controlled by, or is under common control with, that person or entity.
(b)	“Agreement” means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing from time to time.
(c)	“Board” means the Board of Directors of the Employer.
(d)

“Cause” means: (a) willful breach of Employee’s duties to Employer or willful breach of this Agreement; (b) Employee’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude; (c) Employee’s willful participation in any fraud against or affecting Employer or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act that Employer reasonably determines constitutes gross or willful misconduct materially detrimental to Employer, including unethical practices, dishonesty, disloyalty, violation of Employer’s harassment policy or any other acts harmful to Employer; provided, however that a for Cause termination pursuant to clause (a), if susceptible of cure,  shall not become effective unless Employee fails to cure such failure to perform or breach within 60 days after receipt of written notice from Employer, such notice to describe such failure to perform or breach and identify what reasonable actions shall be required to cure such failure to perform or breach. For purposes of the definition of “Cause,” no act, or failure to act, on Employee’s part shall be considered “dishonest” or “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee’s action or omission was in, or not opposed to, the best interest of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer. Furthermore, the term “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Employee has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to Employee’s position.

(e)

“Good Reason” means, at any time: (a) the assignment by Employer to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a material diminution of, Employee’s duties, functions or responsibilities, including any requirement that Employee report to another officer of Employer, rather than directly to the Board; (b) a material reduction in Employee’s base salary or the minimum target amount provided above for Employee’s cash incentive compensation for any calendar year; (c) Employer’s requirement that Employee be based at any office or location more than 35 miles from Employer’s principal office; or (d) any other action or inaction that constitutes a material breach of this Agreement by Employer.

ARTICLE 2 - AT-WILL EMPLOYMENT

2.1At-Will Employment.  Employee will be employed on an “at-will” basis, meaning that either Employee or the Employer may terminate Employee’s employment relationship at any time with or without cause, and with or without advanced notice, subject to the payment of the Accrued Amounts and Separation Benefits as provided in Sections 6.2, 6.3, and 6.4. Although Employee’s compensation and benefits may change from time to time, the at-will nature of Employee’s employment may only be changed by an express written agreement signed by an authorized representative of Employer.

ARTICLE 3 - EMPLOYMENT AND POSITION

3.1Position.  Subject to the terms and conditions set out in this Agreement, Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer, in the position of President and Chief Executive Officer effective August 15, 2022 (“Start Date”). Employee shall be based at Employer’s principal office in San Clemente, California or another mutually agreed upon location, subject to reasonable travel requirements on behalf of Employer as determined by the Board.

3.2Prior Agreements.  Employee represents and warrants to Employer that Employee is not currently subject to a non-competition, confidentiality or other such agreement with a former employer that prohibits or restricts Employee from working for Employer or performing the services that Employee’s position requires Employee to perform. Further, Employee represents and warrants to Employer that Employee has not brought any proprietary information, customer lists, trade secrets, confidential information, or any other property with Employee that belongs to any of Employee’s former employers. Employee agrees and understands that Employer does not want Employee to utilize any such confidential or proprietary information, trade secrets, or property on Employer’s behalf.

ARTICLE 4 - DUTIES

4.1Outside Activities.  Employee's position with Employer is full-time. Therefore, throughout the duration of Employee’s employment, except for periods of illness or vacation, Employee shall devote Employee’s full working time and attention to the business and affairs of Employer, acting in the best interests of Employer at all times. Employee will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or unreasonably interfere with the rendition of Employee’s services to Employer either directly or indirectly, without the prior written consent of Employer; provided that nothing herein shall preclude Employee from managing Employee’s personal and/or family investments and/or engaging in charitable and civic activities, including accepting appointment to serve on any board of directors or trustees of any charitable organization; provided, that in the aggregate, such activities do not conflict or interfere in more than a de minimis way with the performance of Employee’s duties hereunder.

4.2Duties; Reporting.  Employee shall have duties and responsibilities consistent with Employee’s position and such other duties and responsibilities as may be assigned to Employee from time to time by the Board, consistent with Employee’s position.  Subject to Employee’s right to terminate Employee’s employment for Good Reason (as defined below), Employer retains full authority to change Employee’s duties and responsibilities and reporting relationships and to assign new duties and responsibilities as may be necessary from time to time providing that they are consistent with Employee’s position. Employee’s position is classified as “exempt” for purposes of applicable wage and hour law and therefore, Employee will not be eligible for overtime pay.

4.3Board Appointment.  Employee will be appointed to the Board of Employer effective as of the Start Date.

4.4Travel.  Employee acknowledges that the duties of Employee’s position may require some travel within and outside the United States. Employee’s travel expenses incurred in connection with the performance of Employee’s job duties for Employer will be reimbursed in accordance with Employer’s expense reimbursement policies and procedures in effect from time to time and Section 5.6 below.

4.5Compliance.  Employee shall perform all duties in accordance with the charter documents and by-laws of Employer, the instructions of the Board, and all of Employer’s policies and codes of conduct, rules and regulations in effect from time to time. Employee acknowledges having received a copy of, and having taken cognizance of, all of the provisions of Employer’s policies and codes of conduct, and undertakes to keep up-to-date with additions, modifications and updates thereto. The terms and conditions of Employee’s employment, including those set forth in this Agreement, are subject to change to the extent required to comply with applicable law, rule or regulation, including the rules and regulations of the Securities Exchange Commission and the Nasdaq Stock Market.

4.6Corporate Opportunities.  Any business opportunities related in any way to the business and affairs of the Employer or any of its Affiliates which become known to Employee during Employee’s employment hereunder shall be fully disclosed and made available to Employer and shall not be appropriated by Employee under any circumstance without the prior written consent of Employer.

4.7Good Faith Concerns.  Recognizing Employer’s commitment to achieving the highest standards of openness and accountability, Employee shall raise, in a prompt manner, any good faith concerns Employee has regarding the conduct of Employer’s business or compliance with Employer’s financial, legal or reporting obligations. Such good faith concerns should be brought to the attention of the Board.

ARTICLE 5 - COMPENSATION AND BENEFITS

5.1Base Salary.  During Employee’s employment, Employee will be compensated at an annual base salary rate of $400,000 (“Base Salary”) less withholdings and deductions required by law or authorized by Employee, subject to Employer’s payroll practices in place from time to time. Upon the achievement of certain performance measures, and subject to review and approval by the Compensation Committee of the Board, the Base Salary shall increase. In addition, the Base Salary will be reviewed by the Board annually for potential additional adjustment on the basis of performance; and Employee shall be eligible, at the Board’s sole discretion, for annual merit and incentive-based salary increases consistent with Employer’s procedures, policies and practices. If the Base Salary is increased from time to time during the term of Employee’s employment, the increased amount shall become the “Base Salary.”

5.2Signing Bonus. Employer agrees to pay a one-time signing bonus to Employee in the total gross amount of $25,000, less applicable withholdings and deductions (“Signing Bonus”). The Signing Bonus will be distributed to Employee in accordance with Employer’s regular payroll practices within thirty (30) days of Employee’s Start Date.

5.3Cash Incentive Compensation.  In addition to Base Salary, Employee is eligible for cash incentive compensation pursuant to Employer’s management incentive compensation plan. Payment of cash incentive compensation will be subject to certain targets and goals set annually by the Compensation Committee or the Board, with the target amount of any cash incentive compensation for any calendar year to be approved by the Compensation Committee of the Board, which target in no event shall be more than 50% (subject to performance of the specified objectives) of Employee’s Base Salary in effect from time to time (such bonus to be pro-rated for Employee’s first year of employment based on the portion of the year for which Employee is employed by Employer).  Employer shall pay any such cash incentive compensation earned by Employee for a calendar year on or before March 15 of the following year provided that Employee is employed on such date. Except as expressly set forth in Section 6.3 and Section 6.4 below, Employee will not be entitled to receive cash incentive compensation for any calendar year in which Employee’s employment is terminated for any reason by Employer or Employee.

5.4Equity Compensation.  As soon as reasonably practicable after the Start Date, Employee will be granted an option to purchase a number of shares of common stock equal to 4% of Company’s outstanding common stock as of the date hereof pursuant to Employer’s equity incentive plan (the “Equity Plan”). The exercise price of such option will be equal to the fair market value of a share of Employer’s common stock as of the grant date, as determined by the Board in accordance with the terms of the Equity Plan.  Such option will be an incentive stock option, will have a 10-year term and will be subject to vesting as follows: 25% will vest as of one year from the Start Date, and the remaining 75% of the shares will then vest in equal installments each month thereafter over the following 36 months.  As soon as reasonably practicable following the first offering of common stock or securities convertible into common stock for purposes of financing Employer after the Start Date, Employee will be granted an additional stock option or other equity award in an amount that maintains Employee’s fully diluted ownership percentage at 4%.  Employee will also be eligible for future stock options or other equity awards based upon the recommendation of the Compensation Committee. If Employee meets or exceeds the targets and goals as set by the Board or Compensation Committee, then the Board will recommend that the Compensation Committee consider granting Employee equity awards in an amount that maintains Employee’s fully diluted ownership percentage at 4%. However, the grant of any such awards will be solely in the discretion of the Compensation Committee.

5.5Benefits.  Employee shall be eligible for participation in the following benefits, perquisites and allowances:

(a)

Group Benefits.  Subject to the terms and conditions of applicable plans and policies, Employee shall be eligible to participate in all group insured benefit plans and policies provided by Employer to other executives of Employer employed in the United States, as such plans and policies may be amended from time to time, without notice.

(b)

Paid Time Off.  Employee shall be entitled to twenty five (25) paid vacation per calendar year, in addition to Employer recognized holidays and paid sick time, if any, in accordance with the Employer’s practices and policies in place from time to time and applicable law. Any such vacation must be taken for periods and at intervals that are appropriate and consistent with the proper performance of Employee’s duties. To the extent permitted by applicable law, accumulated vacation time or pay may not be carried forward except with the prior approval of the Board. Employer will pay out accrued but unused vacation time at the time of Employee’s separation of employment for any reason.

5.6Reimbursement of Expenses.  Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by Employer from time to time, Employer shall reimburse Employee for all reasonable and necessary business and travel expenses actually incurred by Employee directly in connection with the business affairs of Employer and the performance of Employee’s duties hereunder, including reimbursement for reasonable travel and lodging expenses related to Employee’s travel to and from Employer’s principal office in the performance of his job duties (“Commuting Expenses”). Employee shall comply with such reasonable limitations and reporting requirements with respect to such expenses, including provision of receipts and related documentation, as Employer may establish from time to time.

5.7Relocation Reimbursement.  If, during Employee’s employment, Employee relocates permanently to the area where Employer’s principal office is located (“Permanent Relocation”), the Employer will make a fully taxable lump sum payment to Employee to cover Reasonable Moving Expenses as defined herein (“Relocation Reimbursement”). The Relocation Reimbursement will be paid within thirty (30) days after Employee has submitted to the Employer acceptable documentation supporting such expenses in accordance with the Employer’s expense reimbursement policy in place at the time. However, if Employee is terminated for Cause as defined herein, or resigns other than for Good Reason, as defined herein, within six (6) months of such Relocation Reimbursement, Employee agrees to repay to the Employer such Relocation Reimbursement within three (3) months of Employee’s separation date from Employer. For purposes of this Section, “Reasonable Moving Expenses” means Employee’s actual out of pocket expenses (but not any loss on the sale of your current residence, the purchase price of Employee’s new residence, or real estate-related taxes or attorneys’ fees) related to (a) the disposition of Employee’s then current principal residence, (b) relocation of Employee’s principal residence to a location within 50 miles of the principal office of Employer, and (c) other moving expenses incurred to relocate household goods, furnishings, and personal belongings from Employee’s then current residence to Employee’s new residence. Following any permanent relocation, Employee will no longer be eligible for reimbursement of any Commuting Expenses as defined in Section 5.6.

5.8No Other Benefits.  Employee is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise agreed to in writing and signed by the Employer and the Employee.

ARTICLE 6 - SEPARATION OF EMPLOYMENT

6.1Termination.  Notwithstanding any other provision in this Agreement, Employee's employment may be terminated at any time as follows:

(a)	Cause. Employer may terminate this Agreement and the Employee’s employment at any time for Cause, as defined above, with or without advance notice.
(b)	Without Cause. Employer may terminate this Agreement and Employee’s employment at any time without Cause and for any reason or no reason whatsoever, with or without advance notice.
(c)

Resignation.  Employee may terminate this Agreement and Employee’s employment at any time by providing written notice to the Board specifying the date of resignation (such date being not less than fourteen (14) days after the date of the Employee’s written notice).  Employer shall have the right to determine, in its sole discretion, whether Employee will continue to actively work during such notice period, providing that Employee will continue to receive his compensation and benefits through the notice period.

(d)	Death. Employee’s employment will automatically terminate upon Employee’s death.

6.2Termination by Resignation Without Good Reason, for Cause, or by Death.  If this Agreement and the Executive’s employment is terminated as a result of Employee’s resignation (without Good Reason), for Cause, as defined herein, or by Employee’s death, Employee (or Employee’s estate) will be paid (a) any unpaid salary as may be due and owing through the Employee’s termination date; (b) reimbursement for any unreimbursed expenses incurred through the termination date; and (c) all other benefits earned, vested, and accrued through the termination date (collectively, “Accrued Amounts”). Employee’s participation in all bonus plans or other equity or profit participation plans terminates immediately upon the Employee’s termination and the Employee shall not be entitled to any additional bonus or incentive award, pro rata or otherwise.

6.3Termination Without Cause or For Good Reason.

(a)

If Employee’s employment is terminated by Employer without Cause, as defined herein, or by Employee for Good Reason, as defined herein, then Employee will receive the Accrued Amounts as defined in Section 6.2 and (i) Employer will pay Employee severance in an amount equal to 12 months of Employee’s current Base Salary in effect at the time of the termination, which will be paid on a regular payroll basis over 12 months, (ii) 100% of any unvested shares under any options to purchase shares of Employer common stock Employee holds (“Options”) shall immediately vest, and Employee shall be permitted to exercise all shares under Employee’s Options immediately or at any time during the five-year period (but not after the end of each Option’s original term) following Employee’s termination date, (iii) Employer will also pay Employee a pro rata portion of any unpaid cash incentive compensation for the calendar year in which Employee’s termination occurs (that pro-rated cash incentive compensation shall be based on whether Employee’s objectives were achieved (also pro-rated to the extent possible) during the portion of the year before Employee’s termination date, and the pro-rated amount shall be based on the number of days in that portion, as compared with the entire year), and (iv) if Employee timely and effectively elects continuation coverage under Employer’s group health plans pursuant to section 4980B of the Code, as amended (“COBRA”) or similar state law, Employer will pay or reimburse the premiums for such coverage of Employee (and Employee’s dependents, if applicable) at the same rate it pays for active employees for a period of 12 months from Employee’s termination date; provided, however, that Employer’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage or the date you become eligible for group health plan coverage with a new employer, whichever is earlier (the benefits referred to in (i) through (iv) above are collectively referred to herein as the “Separation Benefits”).

(b)

As a condition precedent to the payment of the Separation Benefits, Employee agrees to execute and deliver a full and final release in substantially the form of Exhibit A, from all actions or claims of any kind, known and unknown, in connection with the Employee’s employment with Employer or the termination thereof against Employer, its Affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents (“Release”). No Separation Benefits shall be provided to Employee until the Release has been executed and returned by the Employee and any applicable rescission periods as set forth in the Release have expired without any rescission or attempted rescission by Employee.

6.4Change in Control. Upon the occurrence of a Change in Control (as defined in the Employer’s Second Amended and Restated 2003 Stock Incentive Plan), Employer agrees that (a) 100% of any unvested shares under Employer’s Options shall immediately vest, and (b) if at any time after the Change in Control Employee’s employment is terminated by Employer without Cause, as defined herein, or by Employee for Good Reason, as defined herein, Employee will also receive the Separation Benefits defined in Section 6.3(a) of this Agreement.

6.5Resignation as Director and Officer.  Employee covenants and agrees that, upon termination of Employee’s employment, however caused, Employee shall immediately tender Employee’s resignation from all officer and director positions then held by Employee at Employer or any of the Affiliates, such resignation to be effective upon the date of Employee’s termination, unless the Board determines otherwise in its sole discretion.  If Employee fails to resign as set out above, Employee will be deemed to have resigned from all such officer and director positions, and Employer is hereby authorized by Employee to appoint any person in Employee’s name and on Employee’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

6.6Return of Property.  All equipment, mobile devices, computers, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Employer used or produced by Employee in connection with Employee’s employment, or in Employee’s possession or under Employee’s control, shall at all times remain the property of Employer. Employee shall return all property of Employer in Employee’s possession or control in good condition forthwith upon any request by Employer or upon any termination of this Agreement and of the Employee's employment (regardless of the reason for such termination).

ARTICLE 7 - GENERAL CONTRACT TERMS

7.1Recitals.  The Employer and the Employee represent and warrant to each other that the Recitals set out above are true.

7.2Currency.  All amounts payable pursuant to this Agreement are expressed in and shall be paid in U.S. currency.

7.3Withholding.  All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to Employee under this Agreement are subject to applicable taxes and withholdings. Accordingly, Employer shall be entitled to deduct and withhold from any amount payable to Employee hereunder such sums that Employer is required to withhold pursuant to any federal, state, local or foreign withholding or other applicable taxes or levies.  Notwithstanding the foregoing, Employee acknowledges and agrees that Employee is solely responsible for all non-employer tax liability arising from Employee’s receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

7.4Rights and Waivers.  All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.5Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If any portion is deemed unenforceable by virtue of its scope or limitation, Employer and Employee agree that a court of competent jurisdiction shall modify such provision to make it enforceable to the fullest extent permitted by law.

7.6Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by e-mail transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

to the Employer at: ReShape Lifesciences Inc. 1001 Calle Amanecer San Clemente, CA 92673 Attention: Dan W. Gladney, Executive Chair of the Board E-mail: [●] to the Employee at: Paul F. Hickey [●] E-mail: [●]

or to such other address as the parties may from time to time specify by notice given in accordance herewith.  Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

7.7Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors (whether direct or indirect, by purchase, acquisition, merger, consolidation or otherwise) and permitted assigns.  Employer shall have the right to assign this Agreement, or the benefit thereof, to any of its Affiliates or to any successor (whether direct or indirect, by purchase, acquisition, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer. Employee, by Employee's signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to “Employer” hereunder shall include its successor.  Employee shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of Employee’s rights or obligations under this Agreement without the prior consent of Employer.

7.8Amendment.  No amendment of this Agreement will be effective unless made in writing and signed by the parties.

7.9Section 409A.  To the extent applicable, this Agreement shall be interpreted and administered in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal

Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, “Section 409A”).  Notwithstanding any provision to the contrary in this Agreement: (i) no amount payable in connection with Employee’s termination of employment shall be paid to Employee unless the termination of Employee’s employment constitutes a “separation from service” within the meaning of Section 409A, and if Employee incurs a termination of employment that does not constitute a separation from service, as so defined, Employee’s right to such payments shall vest but payment shall be deferred until the date on which Employee incurs a separation from service, or die; (ii) if, on the date on which Employee incurs a separation from service, Employee is a “specified employee” as defined in Section 409A, any amount that constitutes deferred compensation and that becomes payable by reason of such separation from service (including any amount described in clause (i)) shall be deferred until the earlier of the first (1st) day of the seventh (7th) month following the month that includes the separation from service or Employee’s death; (iii) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; and (iv) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

7.10Entire Agreement.  This Agreement, together with the Employee’s Employee Proprietary Information Agreement and Dispute Resolution Procedure & Voluntary Mutual Binding Arbitration Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including the offer letter, dated July 22, 2022, between Employee and Employer. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

7.11Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to the conflict of laws principles of any jurisdiction).

7.12Headings.  The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

7.13Independent Legal Advice.  The parties acknowledge that, prior to executing this Agreement, they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

7.14Reimbursement of Attorneys’ Fees. Upon receipt by Company of a statement for legal services from the attorneys representing Employee, Company shall reimburse Employee or pay on behalf of Employee the reasonable and necessary attorneys’ fees and associated expenses incurred by Employee in connection with the negotiation of the July 22, 2022 offer letter and this Agreement, provided, however, that such fees and expenses shall not exceed $5,000.00.

7.15Ambiguities.  As each party and its legal counsel have participated in the review and revision of this Agreement, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

7.16Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.  Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.  Facsimile execution and delivery of this Agreement will be legal, valid and binding execution and delivery for all purposes.

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been signed by the parties hereto with effect on the date set out above.

/s/ Dan W. Gladney
Date: November 1, 2022 Date: November 1, 2022	RESHAPE LIFESCIENCES INC. (“EMPLOYER”) By: /s/ Dan W. Gladney Name: Dan W. Gladney Title: Executive Chair of the Board PAUL F. HICKEY (“EMPLOYEE”) /s/ Paul F. Hickey

Exhibit A

Form of Confidential Separation Agreement and General Release

See attached.

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”) is entered into by and between Paul F. Hickey (“you”) and ReShape Lifesciences Inc. (“ReShape”).

WHEREAS, you and ReShape entered into an Employment Agreement dated November 1, 2022 (“Employment Agreement”) which terminates effective [●], 20[●], except as to certain provisions outlined below;

WHEREAS, ReShape wishes to provide you with the separation benefits described in Section 2 below; and

WHEREAS, you and ReShape want to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and ReShape, including, but not limited to, any claim that might arise out of your employment with ReShape or the termination of your employment with ReShape;

NOW, THEREFORE, in consideration of the provisions and of the mutual covenants contained herein, you and ReShape agree as follows:

1.Separation from Employment. Effective [●], 20[●] (your “date of separation”), your employment with ReShape terminates and you resign from the Board of Directors of ReShape. Except as provided in this Agreement, all benefits and privileges of employment end as of your date of separation.

2.Accrued Salary and Unpaid Vacation and Expenses. ReShape has or will pay your salary through the date of separation plus unused vacation days based on the pro-rata number of annual vacation days you are entitled less vacation days used as of the date of separation, and reimburse you for all business expenses incurred through the date of separation.

3.Separation Benefits. As consideration for your promises and obligations under this Agreement, and subject to the terms and conditions of this Agreement, including the release of claims set forth below, ReShape agrees to pay you (a) the gross amount of $[●], which amount represents 12 months of your base salary as of your date of separation (“Separation Pay”) plus (b) the gross amount of $[●], which represents a pro rata portion of any unpaid cash incentive compensation for calendar year 20[●] (“Incentive Compensation”) in accordance with Section 6.3(a)(iii) of your Employment Agreement, in each case less applicable deductions and withholdings for state and federal taxes. The Separation Pay will be divided and paid to you in substantially equal periodic payments at the usual and customary pay intervals of ReShape, less deductions and withholdings. The Incentive Compensation shall be paid to you by March 15 of the year after the calendar year for which the Incentive Compensation was earned. You agree that you are not entitled to the separation benefits provided to you in this Agreement if you do not sign this Agreement or if you rescind or attempt to rescind your release of claims under this Agreement.

4.COBRA Premium Payments/Reimbursement. In accordance with Section 6.3(a)(iv) of your Employment Agreement, ReShape agrees to reimburse you for COBRA premiums paid by you or on your behalf for continuation coverage for twelve (12) months following your termination. Any reimbursement made to you for COBRA premiums will be treated as taxable by ReShape. Except as otherwise provided in this Section 3, the benefits to which you (or, as applicable, your spouse and eligible dependents) may be entitled upon termination of your employment shall be determined and paid in accordance with such plans, policies and applicable laws.

5.Stock Options. All options to purchase shares of common stock of ReShape held by you (the “Options”) are subject to the terms of one or more stock option agreements between you and the

Company (each, an “Option Agreement”) and were granted pursuant to the ReShape Inc. Amended and Restated 2003 Stock Incentive Plan, as amended, or its successor plan (the “Plan”). Pursuant to the terms and conditions set forth in the Option Agreements, ReShape agrees that, notwithstanding anything to the contrary set forth in such Option Agreements or the Plan, 100% of any unvested shares under any Options shall immediately vest and you shall be permitted to exercise any Option immediately or at any time during the five-year period following your date of separation (but not after the end of each Option’s original term). The parties agree and acknowledge that, with respect to any Options that were intended by the parties to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, such Options, to the extent they may be exercised by you more than 90 days following your date of separation, shall be treated as non-qualified options, notwithstanding any provision in the Option Agreements to the contrary.

6.Survival of Terms of Employment and Related Agreements. All provisions of the Employment Agreement, Indemnification Agreement, Employee Proprietary Information Agreement, and Dispute Resolution Procedure & Voluntary Mutual Binding Arbitration Agreement that, by their terms, survive the termination of your employment will continue in full force and effect and are not released, negated or otherwise affected by this Agreement.

7.Return of ReShape Property. You acknowledge that, on or before the date you sign this Agreement, you have returned all ReShape property in your possession, including, but not limited to, all files, memoranda, documents, records, copies of the foregoing, any ReShape credit card, computer, fax machine, printer, copier, keys, access cards, and any other property of ReShape in your possession. You also acknowledge that, on or before the date you sign this Agreement, you have provided ReShape with any and all pass codes and/or personal identification numbers used by you to access the ReShape computer system, e-mail system, and/or the Internet, and/or documents or files contained on and saved in the ReShape computer system.

8.Duty to Cooperate. You agree that, beginning on the date you are presented with this Agreement, you will cooperate with ReShape with respect to the transition of your duties, the preservation of effective operations and customer service, and ReShape’s strategic and commercial initiatives. As part of your agreement to cooperate, you will provide a list identifying the status of major projects under way, pending customer interactions, the status of sale cycles with customers, the names and contact information of key contacts at customers, and any other information reasonably requested by ReShape regarding your duties and responsibilities. You further agree that, in the 30 day period following your acceptance of this Agreement you will periodically make yourself accessible and available during normal business hours for consultation with ReShape representatives in connection with the transition of your duties and responsibilities. You agree that such consultation may include appearing from time to time at the office of ReShape for conferences.

9.Confidentiality. You agree that the existence and terms and conditions of this Agreement shall remain confidential and that you will not disclose any information concerning the provisions of this Agreement to any person or entity, including, but not limited to, any present or former employee of ReShape. These confidentiality provisions are subject to the following exceptions: you may disclose the provisions of this Agreement to your attorneys, accountants, tax and financial advisors, and immediate family, or in the course of legal proceedings involving ReShape, or in response to a subpoena, court order, or inquiry by a government agency. You further agree that, if any information concerning the provisions of this Agreement is revealed as permitted by this section, you shall inform the recipient of the information that it is confidential, and the recipient shall agree to keep the information confidential.

10.Release. By this Agreement, you intend to settle any and all claims that you have or may have against ReShape as a result of ReShape hiring you, your employment with ReShape, and the decision to terminate your employment with ReShape. You agree that, in exchange for ReShape’s promises in this Agreement, and in exchange for the consideration provided to you by ReShape, described above in Section 2, you, on behalf of your heirs, successors and assigns, hereby release and discharge ReShape, its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, and their officers, directors, shareholders, agents, servants, employees, and insurers (collectively “the Released Parties”) from all liability for damages and from all claims that you may have against the Released Parties occurring up through the date you sign this Agreement. You understand and agree that your release of claims in this Agreement includes, but is not limited to, any claims you may have under: Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act of 1988; the False Claims Act; the California Constitution; the California Labor Code (including but not limited to Sections 132a and 4553); the California Fair Employment & Housing Act; the California Government Code; the California Civil Code; the California Penal Code; or any other federal, state, or local statute, ordinance, or law.

You also agree and understand that you are giving up all other claims, whether grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract; any claim for unpaid compensation (including, but not limited to, any claims for vacation, PTO or severance except as set forth in this Agreement, or for incentive compensation); tortious interference with contractual relations; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; qui tam actions; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

You understand that nothing contained in this Agreement, including but not limited to this Section 9, will be interpreted to prevent you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or any other governmental agency such as the California Department of Fair Employment and Housing (“DFEH”), or from participating in or cooperating with an EEOC or other governmental agency investigation or proceeding. However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

You are not aware of any other facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, the Anti-kickback Statute. You understand that nothing in this Agreement interferes with your right to file a complaint, charge or report with any law enforcement agency, with the Securities and Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, or to require notification or prior approval by ReShape of any such a complaint, charge or report. You understand and agree, however, that you waive your right to recover any whistleblower award under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other individual relief in any administrative or legal action whether brought by the SEC or other governmental or law enforcement agency, you, or any other party, unless and to the extent that such waiver is contrary to law. You agree that the Released Parties reserve any and all defenses which they might have against any such allegations or claims brought by you or on your behalf. You understand that ReShape is relying on your representations in this Agreement.

You understand and have been advised that the above release of your claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. You agree that you have been advised of the OWBPA and agree that you are signing this Agreement voluntarily, and with full knowledge of its consequences. You understand that ReShape is giving you at least 21 days from the date you received a copy of this Agreement to decide whether you want to sign it. You acknowledge that you have been advised to use this time to consult with an attorney about the effect of this Agreement. If you sign this Agreement before the end of the 21 day period it will be your personal, voluntary decision to do so, and will be done with full knowledge of your legal rights. You agree that material and/or immaterial changes to this Agreement will not restart the running of this consideration period.

You understand and for valuable consideration hereby expressly waive all of the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

11.Time to Accept. You are hereby informed that the terms of this Agreement shall be open for acceptance and execution by you through and including the date that is 21 days after the date you received a copy of this Agreement, during which time you may consult with an attorney and consider whether to accept this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the running of this acceptance period. You hereby are advised to consult with an attorney prior to signing this Agreement.

12.Right to Revoke and Rescind. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the ADEA, by informing ReShape of your intent to revoke your release of claims within 7 calendar days following your signing of this Agreement. You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: Chief Financial Officer, ReShape Lifesciences Inc. 1001 Calle Amanecer, San Clemente, CA 92673.

If you exercise your right to revoke or rescind this Agreement, ReShape may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have revoked or rescinded. You agree and understand that if ReShape chooses to nullify the Agreement in its entirety, ReShape will have no obligations under this Agreement to you or to others whose rights derive from you.

13.Entire Agreement. This Agreement, as well as the exhibits hereto and any agreements referenced herein, is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between ReShape and you with respect to your employment by ReShape, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by you and a member of the Board. Except as otherwise indicated, this Agreement supersedes, terminates, replaces and supplants any and all prior understandings or agreements between the parties relating in any way to you hiring or employment by ReShape.

14.Governing Law. The laws of the State of California will govern the validity, construction and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. If such modification is not possible, said provision will be deemed severable from the remaining provisions of this Agreement and the balance of this Agreement shall remain in full force and effect.

15.Remedies. Any dispute between ReShape and you under this Agreement or the Employment Agreement will be resolved in accordance with the terms and conditions of the Arbitration Agreement.

16.No Admission. Nothing in this Agreement is intended to be, and nothing will be deemed to be, an admission of liability by ReShape or you that either party has violated any state or federal statute, local ordinance or principle of common law, or that either party has engaged in any wrongdoing.

17.Waiver. No waiver of any provision of this Agreement shall be binding unless executed in writing by the party making the waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below to be effective as of the date shown below.

I acknowledge and agree that I have read this Agreement in its entirety and that I agree to the conditions and obligations set forth herein.  Further, I agree that I have had adequate time to consider the terms of this Agreement and that I am voluntarily entering into this Agreement with a full understanding of its meaning.  I understand that I am hereby advised to consult with an attorney before signing this Agreement.

Dated:
Paul F. Hickey

RESHAPE LIFESCIENCES INC.

Dated:     By

Name:

Its: